UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11045 Roselle Street, San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2014, the Company’s Board of Directors (the “Board”) adopted and approved the Tandem Diabetes Care, Inc. Deferred Compensation Plan (the “Plan”). The Plan is a nonqualified deferred compensation program sponsored by the Company to provide its non-employee directors and certain of its management employees designated by the Board (or a committee appointed by the Board to administer the Plan) the opportunity to defer compensation under the Plan. The effective date for the Plan for the first year will be July 1, 2014, and thereafter the plan year will be from January 1 to December 31.

There is no limit to the amount that a participant may defer under the Plan whether in a particular plan year or in the aggregate. In the discretion of the Board (or a committee appointed by the Board to administer the Plan), the Company may make additional contributions to be credited to the account of any or all participants in the Plan. All contributions by the participant, and any contributions that may be made by the Company, will be immediately fully vested.

Under the terms of the Plan, the Company will establish a trust for the purpose of reserving any benefits that may become payable under the Plan. Distributions from the Plan will be governed by the Internal Revenue Code and the terms of the Plan.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is filed as Exhibit 10.1, to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Tandem Diabetes Care, Inc. Nonqualified Deferred Compensation Plan and Form of Adoption Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

Date: June 20, 2014	/s/ David B. Berger
David B. Berger
General Counsel

INDEX TO EXHIBITS

Number	Description

10.1	Tandem Diabetes Care, Inc. Nonqualified Deferred Compensation Plan and Form of Adoption Agreement

4